Exhibit 3.1

THE RMR GROUP INC.

ARTICLES OF AMENDMENT

The RMR Group Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Section 5.02(a) of Article V of the charter of the Corporation (the “Charter”) is hereby deleted in its entirety and replaced with the following:

“Section 5.02        Authorized Stock.

(a)        The total number of shares of all classes of stock that the Corporation shall have authority to issue is 48,500,000 consisting of (i) 32,500,000 shares of Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”), (ii) 1,000,000 shares of Class B-1 Common Stock, par value $0.001 per share (the “Class B-1 Common Stock”), and (iii) 15,000,000 shares of Class B-2 Common Stock, par value $0.001 per share (the “Class B-2 Common Stock,” and collectively with the Class A Common Stock and the Class B-1 Common Stock, the “Common Stock”).”

SECOND: The total number of shares of stock which the Corporation had authority to issue immediately prior to the foregoing amendment of the Charter was 47,950,000 shares of stock, consisting of 31,950,000 shares of Class A Common Stock, $0.001 par value per share, 1,000,000 shares of Class B-1 Common Stock, $0.001 par value per share, and 15,000,000 shares of Class B-2 Common Stock, $0.001 par value per share. The aggregate par value of all authorized shares of capital stock having par value was $47,950.

THIRD: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment of the Charter is 48,500,000 shares, consisting of 32,500,000 shares of Class A common stock, $0.001 par value per share, 1,000,000 shares of Class B-1 Common Stock, $0.001 par value per share, and 15,000,000 shares of Class B-2 Common Stock, $0.001 par value per share. The aggregate par value of all authorized shares of capital stock having par value is $48,500.

FOURTH: The information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law (the “MGCL”) is not changed by the foregoing amendment of the Charter.

FIFTH: The foregoing amendment of the Charter was approved by a majority of the entire Board of Directors of the Corporation as required by law and was limited to a change expressly authorized by Section 2-105(a)(13) of the MGCL without any action by the stockholders of the Corporation.

SIXTH: The undersigned officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters of facts required to be verified under oath, the undersigned officer acknowledges that, to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Managing Director, President and Chief Executive Officer and attested to by its Secretary on this 19th day of December, 2024.

ATTEST:	THE RMR GROUP INC.

/s/ Jennifer B. Clark	By:	/s/ Adam D. Portnoy
Name: Jennifer B. Clark		Name: Adam D. Portnoy
Title: Secretary		Title: Managing Director, President and Chief Executive Officer